Exhibit 99.1

Bulldog Technologies Inc. – Completion of Convertible Note Offering

RICHMOND, British Columbia, September 7, 2005 - Bulldog Technologies Inc. (the “Company”) (OTC BB:BLLD.OB) announced that on September 2, 2005, effective as of August 29, 2005, it completed a private placement of the issuance of 6% Convertible Notes to four investors for total proceeds of $2,100,000. The convertible notes are convertible into an aggregate of 1,981,132 shares of common stock of the Company. The Company issued warrants to the investors for the purchase of up to 792,453 additional shares of common stock of the Company at an exercise price of $1.25 per share, exercisable until August 29, 2010. The proceeds of the private placement will be used for general corporate purposes.

The Company also issued warrants to Oppenheimer & Co. Inc., as placement agent, for the purchase of up to 118,868 shares of common stock of the Company at an exercise price of $1.25 per share, exercisable until August 29, 2010.

The securities offered in the private placement to the institutional investors and the placement agent were not registered under the Securities Act of 1933 as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

Contact:

Bulldog Technologies Inc.
Press Contact
Jan Roscovich
(604) 271-8656
Email: jroscovich@bulldog-tech.com

Source: Bulldog Technologies Inc.